Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

PATTERSON-UTI ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(a) (2)	7,296,656 (3)	$13.61(2)	$104,390,453.14	$110.20 per $1,000,000	$11,503.83

Equity	Common Stock, par value $0.01 per share	Rule 457(a) (2)	793,523 (4)	$23.52(2)	$18,660,553.95	$110.20 per $1,000,000	$2,056.39

Equity	Common Stock, par value $0.01 per share	Rule 457(a) (2)	10,050,932 (5)	$14.09(2)	$141,617,631.88	$110.20 per $1,000,000	$15,606.26

Total Offering Amounts					$264,668,638.97		$29,166.48

Total Fee Offsets							$—

Net Fee Due							$29,166.48

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.01 (“Common Stock”) of Patterson-UTI Energy, Inc. that may become issuable pursuant to the adjustment provisions of, as applicable, the NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan (the “Equity and Incentive Award Plan”), the NexTier Oilfield Solutions Inc. (Former C&J Energy) Management Incentive Plan (the “Former C&J Energy Plan”) or the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan, as amended (the “Registrant Stock Plan”), including as a result of stock splits, stock dividends or similar transactions, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) based upon (a) $14.09, which was the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on August 25, 2023, with respect to assumed restricted stock units under the Former C&J Energy Plan and the Equity and Incentive Award Plan and additional shares being registered for issuance under the Registrant Stock Plan, and (b) the price at which assumed option awards under the Former C&J Energy Plan and the Equity and Incentive Award Plan may be exercised.

(3)

Represents 7,296,656 shares of Common Stock issuable under the Equity and Incentive Award Plan, comprised of 246,159 shares underlying assumed options and 7,050,497 shares underlying assumed restricted stock unit awards.

(4)

Represents 793,523 shares of Common Stock issuable under the Former C&J Energy Plan, comprised of 406,388 shares underlying assumed options and 387,135 shares underlying assumed restricted stock unit awards.

(5)	Represents 10,050,932 shares of Common Stock issuable under the Registrant Stock Plan.